Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into by and between Advanced Biomed Inc., a Nevada corporation (the “Company”), and Mr. Yi Lu, the Chief Science Officer, the Chief Executive Officer, director and Chairman of the Board of Directors of the Company (“Mr. Lu”), and is effective as of April 28, 2026 (the “Effective Date”).

WHEREAS, the Company has determined to undertake a significant strategic pivot, transitioning its primary business focus from life sciences to artificial intelligence development (the “Strategic Pivot”);

WHEREAS, in light of the Strategic Pivot, the Company and Mr. Lu have mutually agreed that a leadership transition is necessary and in the best interests of the Company;

WHEREAS, the separation of Mr. Lu from his position as the Chief Science Officer, the Chief Executive Officer, director and Chairman of the Board of Directors is neither a resignation by Mr. Lu nor a termination by the Company (whether for cause or without cause), but rather represents a mutual agreement between the Company and Mr. Lu to effectuate a leadership transition in connection with the Strategic Pivot (the “Mutual Separation”);

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Company and Mr. Lu agree as follows:

1. Employment Agreement; Separation; Resignations

1.1 Employment Agreement Terminated and Superseded

The Company and Mr. Lu are parties to that certain Employment Agreement, dated of November 1, 2022 and March 8, 2024, (the “Employment Agreement”). Effective as of the Effective Date, the Employment Agreement is hereby terminated and shall be of no further force or effect, and the Company and Mr. Lu are fully and finally released and discharged from any and all obligations, covenants, duties, and liabilities under the Employment Agreement, in each case arising on or after the Effective Date.

Notwithstanding the foregoing any rights or obligations that, by their terms, accrued and became due prior to the Effective Date (including payment of any earned but unpaid base salary through the Effective Date and reimbursement of properly documented business expenses incurred prior to the Effective Date in accordance with Company policy) shall not be extinguished by this Section 1.1.

1.2 Separation from Employment; Mutual Separation

Effective as of the Effective Date, Mr. Lu’s employment with the Company and service as the Chief Science Officer, the Chief Executive Officer, director and Chairman of the Board of Directors shall end due to the Mutual Separation. The parties acknowledge and agree that the separation is pursuant to this Agreement, is being implemented by mutual agreement in connection with the Strategic Pivot, and is not intended by the parties to constitute (i) a resignation by Mr. Lu in any adversarial sense, or (ii) a termination by the Company for cause or without cause.

1.3 Resignation from Offices and Directorships

Effective as of the Effective Date, Mr. Lu hereby resigns from any and all officer positions and any other positions Mr. Lu holds with the Company (including any board or committee positions, if applicable).

1.4 Transition Matters

From and after the Effective Date, Mr. Lu shall have no authority to act on behalf of the Company (or to bind the Company) in any manner, except as may be expressly authorized in writing by the Company.

2. Consideration; Severance Equity

2.1 Severance Consideration

The Company shall issue to Mr. Lu (or to such other recipient as may be required by applicable law, including for tax reporting purposes, consistent with the recital above) 39,999 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), as severance consideration (the “Severance Consideration”).

2.2 Timing of Issuance

The Company shall issue the Shares as soon as reasonably practicable following the Effective Date, and in any event no later than ten (10) business days thereafter, subject to any required corporate approvals, tax withholding arrangements, and compliance with applicable securities laws.

2.3 Vesting; No Additional Service Requirement

The Shares shall be issued fully vested upon issuance and shall not be subject to forfeiture based on continued employment or services; provided, however, that the Shares shall be subject to the transfer restrictions and other restrictions set forth in this Agreement and as required by applicable law.

2.4 Securities Law Matters; Legends; Transfer and Lock-Up Restrictions

Mr. Lu acknowledges and agrees that:

(a) The Shares are being issued in a transaction that has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may bear one or more restrictive legends to reflect applicable restrictions on transfer under the Securities Act, applicable state securities laws, and Company policies.

(b) Mr. Lu shall not sell, transfer, pledge, hypothecate, or otherwise dispose of any Shares except pursuant to an effective registration statement under the Securities Act or an available exemption from registration, and in compliance with all applicable federal and state securities laws, including, if applicable, Rule 144 under the Securities Act, and the Company’s insider trading policy and any applicable trading blackout periods.

(c) As a condition to issuance of the Shares, Mr. Lu shall execute any customary documentation reasonably requested by the Company to evidence the issuance and applicable restrictions (including, if applicable, an investment representation letter or similar instrument), provided that such documentation shall not be inconsistent with this Agreement.

(d) If the Company is party to any lock-up agreement, market standoff agreement, underwriter agreement, or similar arrangement applicable to holders of the Company’s equity securities, and such arrangement is applicable to Mr. Lu or to the Shares, Mr. Lu agrees that the Shares shall be subject to such arrangement on the same basis as similarly situated holders, and Mr. Lu shall execute any customary joinder or acknowledgement reasonably requested by the Company to effectuate such application, provided that such arrangement is not more restrictive than the arrangements applicable to similarly situated holders.

3. Confidentiality; Non-Disparagement; Non-Disclosure of Agreement

3.1 Continuing Confidentiality

Mr. Lu reaffirms and agrees that Mr. Lu shall continue to protect and maintain the confidentiality of all Confidential Information (as defined below) and shall not, directly or indirectly, disclose any Confidential Information except as expressly permitted by this Agreement or as required by law.

For purposes of this Agreement, “Confidential Information” means any non-public information relating to the Company or any of its affiliates, businesses, operations, finances, strategies (including the Strategic Pivot), products, technologies, research and development, customers, suppliers, partners, personnel, trade secrets, know-how, processes, data, or other proprietary information, whether in written, oral, electronic, or any other form, that Mr. Lu obtained or had access to during Mr. Lu’s employment or service. Confidential Information does not include information that becomes publicly available through no breach of this Agreement by Mr. Lu.

3.2 Non-Disparagement

Mr. Lu agrees not to make, publish, or communicate to any person or entity any statement (whether oral, written, electronic, or otherwise) that disparages, denigrates, or otherwise reflects adversely upon the Company or any of the Company Released Parties, including their respective products, services, practices, or reputation.

The Company agrees that neither its executive officers nor members of its Board of Directors will make, publish, or communicate to any person or entity any statement (whether oral, written, electronic, or otherwise) that disparages, denigrates, or otherwise reflects adversely upon Mr. Lu; provided that nothing in this sentence prohibits truthful statements required by law, SEC disclosure, or truthful testimony under oath.

3.3 Permitted Disclosures

Mr. Lu acknowledges and agrees that the Company may disclose this Agreement and its terms to the extent the Company determines, in its good faith judgment, that such disclosure is required or advisable under applicable law or SEC rules or in connection with any filing with the U.S. Securities and Exchange Commission (the “SEC”) (including a Current Report on Form 8-K) or related public disclosures.

4. Return of Company Property

No later than five (5) business days following the Effective Date (or such earlier date as the Company may reasonably request), Mr. Lu shall return to the Company all Company property in Mr. Lu’s possession, custody, or control.

5. Cooperation

Following the Effective Date, Mr. Lu agrees to cooperate with the Company in connection with (a) any audit, review, or restatement of the Company’s financial statements for periods during which Mr. Lu served as an officer or director of the Company, (b) the preparation of SEC filings, press releases, investor presentations, and other public disclosures relating to periods during which Mr. Lu served as an officer or director of the Company, (c) any investigation, dispute, claim, litigation, arbitration, or administrative proceeding relating to matters about which Mr. Lu has knowledge as a result of employment or service with the Company, and (d) reasonable transition matters relating to Mr. Lu’s former duties, in each case to the extent deemed reasonable by Mr. Lu.

6. Representations

6.1 By Mr. Lu

Mr. Lu represents and warrants that: (a) Mr. Lu has carefully read and fully understands all provisions of this Agreement; (b) Mr. Lu has been advised to consult with an attorney of Mr. Lu’s choosing, and has had a full opportunity to do so; (c) Mr. Lu is entering into this Agreement knowingly and voluntarily, without duress or coercion;

6.2 By the Company

The Company represents and warrants that: (a) the Company has the full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized by all necessary corporate action; and (c) the person signing this Agreement on behalf of the Company is duly authorized to do so.

7. Governing Law; Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to conflicts of laws principles that would result in the application of the laws of any other jurisdiction. Any action, suit, or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the King County, State of Washington, and each party irrevocably submits to the personal jurisdiction of such courts and waives any objection to venue or inconvenient forum.

8. Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect to the maximum extent permitted by law. To the extent permitted by law, any such invalid, illegal, or unenforceable provision shall be modified to the minimum extent necessary to render it enforceable while preserving the parties’ intent.

9. Entire Agreement; Interpretation; Amendments

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, negotiations, or representations, whether written or oral, with respect to such subject matter, including the Employment Agreement (as provided in Section 1.1).

This Agreement may be amended or modified only by a written instrument executed by the Company and Mr. Lu. The headings in this Agreement are for convenience only and shall not affect interpretation. This Agreement shall be construed as a whole and not in favor of or against any party by reason of authorship.

10. Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by PDF, facsimile, or other electronic means (including via electronic signature platform) shall be effective as originals.

11. Assignment

Mr. Lu may not assign any rights or delegate any obligations under this Agreement without the Company’s prior written consent. The Company may assign this Agreement to any successor to the Company by merger, consolidation, reorganization, or sale of substantially all of the Company’s assets, provided that such successor assumes the Company’s obligations hereunder.

12. Notices

Any notice required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email (with confirmation of transmission), to the parties at their most recent contact information on file with the Company (or to such other address or email address as a party may designate by notice in accordance with this Section 12).

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

ADVANCED BIOMED INC.

By:	/s/ Mingze Yin
Name:	Mingze Yin
Title:	Chief Financial Officer

Date:	April 28, 2026

YI LU

Signature:	/s/ Yi Lu
Name:	Yi Lu

Date:	April 28, 2026